Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375	April 20, 2012

David L. Urban (Investors) (414) 524-2838

Fraser Engerman (Media) (414) 524-2733

Johnson Controls Reports Second Quarter Earnings of $0.53 Per Share With 4% Sales Growth

MILWAUKEE, April 20, 2012. . . Johnson Controls, Inc. (NYSE: JCI) today announced earnings of $0.53 per diluted share, in-line with its previously announced financial guidance. Highlights of the company’s second quarter of 2012 include:

•	Record net sales of $10.6 billion vs. $10.1 billion in Q2 2011, up 4%

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Income from business segments of $559 million vs. $521 million in 2011. Excluding net non-recurring items in both the 2012 and 2011 second quarters, income from business segments was $558 million in the current quarter vs. $557 million last year.

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Net income of $364 million or $0.53 per diluted share compared with $354 million or $0.51 per share in the 2011 second quarter. Excluding the net non-recurring items, net income was $363 million or $0.53 per diluted share compared with net income of $383 million, or $0.56 per diluted share last year.

“As we stated at the start of the quarter, Johnson Controls faced a mix of opportunities and challenges. Our businesses did a good job of managing through these conditions and our second quarter results are consistent with our expectations,” said Johnson Controls Chairman and Chief Executive Officer Steve Roell.

Business results excluding non-recurring items

Automotive Experience sales in the 2012 second quarter increased 7% to $5.6 billion versus $5.2 billion last year due primarily to the incremental revenues associated with the 2011 acquisitions as well as launches of new automotive seating and interior programs. Revenues increased 12% in North America compared to a 17% increase in industry production. European sales were 4% higher versus an industry production decline of 4% while Asia sales were up 6%. Revenues in China, which are mostly generated through non-consolidated joint ventures, were 5% higher than the 2011 quarter, at $1.0 billion.

Automotive Experience reported segment income of $236 million in the current quarter, down 4% versus the second quarter of 2011. North America segment income fell 17% to $121 million versus $145 million in the same period last year. European segment income dropped 35% to $34 million compared to $52 million in the second quarter of 2011. In Asia, higher profitability in Japan resulted in a segment income increase of 62% to $81 million versus $50 million last year.

As previously indicated, North America second quarter earnings were negatively impacted by costs associated with the start-up of a metals plant as well as higher engineering and launch costs associated with new business wins. European earnings were negatively impacted by operating inefficiencies from certain programs launched over the past two years. The company has increased resources dedicated to improving its launch efficiencies and quality. Johnson Controls said it believes these actions will continue to make an increasingly positive impact on earnings through the remainder of 2012 and beyond.

Building Efficiency sales in the 2012 second quarter were $3.6 billion, slightly higher than last year, led by a 10% revenue increase in Asia and 6% increase in North America Systems and Global Workplace Solutions. Sales in Europe were lower than last year, especially in southern Europe where the economies are weakest. Residential HVAC sales declined by double-digits in the quarter, consistent with the year-over-year performance of the overall industry. Second quarter backlog increased 3% to a record $5.3 billion versus $5.1 billion in the year-ago quarter, with gains in Asia and North America being partially offset by lower demand in Europe.

Segment income of $127 million was down 4% compared with last year. Higher income and profitability in North America Systems, North America Service, Asia and Global Workplace Solutions was offset by lower results in Europe and residential HVAC. The company said the residential HVAC market was negatively impacted by unusually warm winter weather in North America, resulting in lower demand for furnaces.

Power Solutions sales in the second quarter of 2012 were slightly higher at $1.4 billion as higher volumes in Europe and China and a favorable product mix were offset by lower North American demand. Unit shipments fell 6% in North America with lower aftermarket demand more than offsetting higher sales of original equipment batteries. The company attributed the soft aftermarket demand to unseasonably warm winter temperatures which negatively impacted shipments in the current quarter. Johnson Controls said that customer inventory levels at the end of the quarter were comparable with the levels a year ago.

Power Solutions segment income was $195 million, up 10% versus $178 million in the second quarter of 2011 as a result of a favorable product mix and the benefits of increased vertical integration. The increases were partially offset by costs of temporarily importing batteries to Chinese customers associated with production interruptions at the company’s Shanghai battery plant.

Johnson Controls said that the construction of its recycling facility in South Carolina and its third Chinese battery plant are proceeding on schedule. It also noted that it expects costs related to the Shanghai plant shutdown to be lower in the balance of 2012 as it finalizes a solution to the disruption. Demand continues to grow for the company’s higher-margin AGM lead-acid batteries and plans to increase capacity are progressing as expected.

2012 Financial Outlook

Johnson Controls said there are a number of factors that support improved financial results in the second half of 2012 versus the first half of the year. They include:

Power Solutions

•	Pricing actions

•	Benefits of vertical integration (lead recycling)

•	Reduction in battery imports to China

Automotive Experience

•	The 2011 impact of the tsunami on Japanese auto production which negatively impacted last year’s second half results

•	Higher North America automotive production

•	Normal seasonality in profitability (2H higher than 1H)

Building Efficiency

•	Normal seasonality in profitability (2H higher than 1H)

•	SG&A cost reduction initiatives

•	Pricing actions

•	Improved performance in Service business

Johnson Controls said it was comfortable with the current sell-side consensus for the full fiscal year 2012. The company said that it expects its third quarter earnings to increase approximately 20% vs. the 2011 third quarter, and its fourth quarter earnings to increase approximately 25% from the prior year period.

“Our second half performance forecast is not predicated on improvements in our markets. Our businesses are gaining market share and extending their market-leading positions,” Mr. Roell said. “We will continue the aggressive actions to improve efficiencies and to reduce costs, which will accrue increasing benefits throughout the rest of the year and beyond.”

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About Johnson Controls

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 162,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2011, Corporate Responsibility Magazine recognized Johnson Controls as the #1 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

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Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2012 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 22, 2011) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

April 20, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2012	2011
Net sales	$10,565	$10,144
Cost of sales	9,016	8,670

Gross profit	1,549	1,474
Selling, general and administrative expenses	(1,069)	(1,014)
Net financing charges	(63)	(46)
Equity income	79	61

Income before income taxes	496	475
Provision for income taxes	94	90

Net income	402	385
Less: income attributable to noncontrolling interests	38	31

Net income attributable to JCI	$364	$354

Diluted earnings per share	$0.53	$0.51

Diluted weighted average shares	690	691

Shares outstanding at period end	680	678

April 20, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2012	2011
Net sales	$20,982	$19,681
Cost of sales	17,901	16,793

Gross profit	3,081	2,888
Selling, general and administrative expenses	(2,123)	(1,961)
Net financing charges	(112)	(81)
Equity income	199	127

Income before income taxes	1,045	973
Provision for income taxes	198	185

Net income	847	788
Less: income attributable to noncontrolling interests	73	59

Net income attributable to JCI	$774	$729

Diluted earnings per share	$1.12	$1.06

Diluted weighted average shares	690	689

Shares outstanding at period end	680	678

April 20, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions; unaudited)

	March 31, 2012	September 30, 2011	March 31, 2011
ASSETS
Cash and cash equivalents	$240	$257	$401
Accounts receivable—net	7,402	7,151	6,946
Inventories	2,374	2,316	2,239
Other current assets	2,346	2,291	2,620

Current assets	12,362	12,015	12,206

Property, plant and equipment—net	6,086	5,616	4,761
Goodwill	7,040	7,016	6,807
Other intangible assets—net	966	945	832
Investments in partially-owned affiliates	961	811	864
Other noncurrent assets	3,558	3,273	3,198

Total assets	$30,973	$29,676	$28,668

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$678	$613	$159
Accounts payable and accrued expenses	7,269	7,474	7,152
Other current liabilities	2,608	2,695	2,861

Current liabilities	10,555	10,782	10,172

Long-term debt	5,645	4,533	4,382
Other noncurrent liabilities	2,710	2,921	2,785
Redeemable noncontrolling interests	318	260	223
Shareholders' equity attributable to JCI	11,595	11,042	10,976
Noncontrolling interests	150	138	130

Total liabilities and equity	$30,973	$29,676	$28,668

April 20, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net income attributable to JCI	$364	$354
Income attributable to noncontrolling interests	38	31

Net income	402	385

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	200	185
Equity in earnings of partially-owned affiliates, net of dividends received	(59)	(51)
Deferred income taxes	(34)	—
Impairment charges	14	—
Gain on divestitures—net	(35)	—
Fair value adjustment of equity investment	(12)	—
Other	39	18
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(277)	(562)
Inventories	(74)	(200)
Accounts payable and accrued liabilities	167	366
Change in other assets and liabilities	(88)	(105)

Cash provided by operating activities	243	36

Investing Activities
Capital expenditures	(448)	(275)
Sale of property, plant and equipment	3	7
Acquisition of businesses, net of cash acquired	(19)	(534)
Business divestitures	91	—
Other—net	(7)	(38)

Cash used by investing activities	(380)	(840)

Financing Activities
Increase in short and long-term debt—net	313	976
Stock repurchases	(33)	—
Payment of cash dividends	(123)	(109)
Other—net	(1)	21

Cash provided by financing activities	156	888

Effect of exchange rate changes on cash and cash equivalents	(20)	(4)

Increase (decrease) in cash and cash equivalents	$(1)	$80

April 20, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Six Months Ended March 31,
	2012	2011
Operating Activities
Net income attributable to JCI	$774	$729
Income attributable to noncontrolling interests	73	59

Net income	847	788

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	396	354
Equity in earnings of partially-owned affiliates, net of dividends received	(161)	(73)
Deferred income taxes	26	—
Impairment charges	14	—
Gain on divestitures—net	(35)	—
Fair value adjustment of equity investment	(12)	—
Other	76	36
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(71)	(515)
Inventories	(69)	(299)
Accounts payable and accrued liabilities	(479)	56
Change in other assets and liabilities	(386)	(218)

Cash provided by operating activities	146	129

Investing Activities
Capital expenditures	(986)	(535)
Sale of property, plant and equipment	6	18
Acquisition of businesses, net of cash acquired	(30)	(629)
Business divestitures	91	—
Other—net	(92)	(50)

Cash used by investing activities	(1,011)	(1,196)

Financing Activities
Increase in short and long-term debt—net	1,121	989
Stock repurchases	(33)	—
Payment of cash dividends	(232)	(196)
Other—net	(19)	101

Cash provided by financing activities	837	894

Effect of exchange rate changes on cash and cash equivalents	11	14

Decrease in cash and cash equivalents	$(17)	$(159)

April 20, 2012

FOOTNOTES

1. Business Unit Summary

(in millions)	Three Months Ended March 31, (unaudited)					Six Months Ended March 31, (unaudited)
	2012		2011		%	2012	2011	%
Net Sales
Building efficiency	$3,556		$3,515		1%	$7,098	$6,912	3%
Automotive experience	5,596		5,224		7%	10,857	9,809	11%
Power solutions	1,413		1,405		1%	3,027	2,960	2%

Net Sales	$10,565		$10,144			$20,982	$19,681

Segment Income (2)
Building efficiency	$151		$132		14%	$284	$271	5%
Automotive experience	227		211		8%	421	388	9%
Power solutions	181		178		2%	452	395	14%

Segment Income	$559	(1)	$521	(1)		$1,157	$1,054

Net financing charges	(63)		(46)			(112)	(81)

Income before income taxes	$496		$475			$1,045	$973

Net Sales
Products and systems	$8,495		$8,107		5%	$16,829	$15,702	7%
Services	2,070		2,037		2%	4,153	3,979	4%

	$10,565		$10,144			$20,982	$19,681

Cost of Sales
Products and systems	$7,302		$6,973		5%	$14,464	$13,501	7%
Services	1,714		1,697		1%	3,437	3,292	4%

	$9,016		$8,670			$17,901	$16,793

(1)    These second quarter reported numbers include certain non-recurring items. The pre-tax non-recurring items are reported in the segments as follows:

	Automotive experience		Building efficiency		Power solutions		Consolidated JCI
	2012	2011	2012	2011	2012	2011	2012	2011
Segment income, as reported	$227	$211	$151	$132	$181	$178	$559	$521
Non-recurring items:
Impairment charges	—	—	—	—	14	—	14	—
Restructuring charges	9	36	11	—	—	—	20	36
Divestiture net gains	—	—	(35)	—	—	—	(35)	—

Segment income, excluding one-time items	$236	$247	$127	$132	$195	$178	$558	$557

(2)    Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges.

Building efficiency—Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive experience—Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power solutions—Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Acquisitions/Divestitures

In the second quarter of fiscal 2012, the Company completed the sale of two of its Building efficiency non-core businesses. The Company received cash of approximately $91 million from the divestitures and recorded net gains of $35 million.

In the second quarter of fiscal 2011, the Company acquired the C. Rob. Hammerstein Group, a leading global supplier of high-quality metal seat structures, components and mechanisms based in Solingen, Germany. The Company paid approximately $581 million (excluding cash acquired of $60 million). As a result of the acquisition, in the second quarter of fiscal 2011 the Company recorded non-recurring acquisition and related costs of $36 million.

April 20, 2012

3. Income Taxes

The Company's effective tax rate for the second quarter of fiscal 2012 and fiscal 2011 is 19.0 percent.

4. Earnings per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Income Available to Common Shareholders
Basic income available to common shareholders	$364	$354	$774	$729
Interest expense, net of tax	—	1	1	2

Diluted income available to common shareholders	$364	$355	$775	$731

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	680.0	677.3	679.9	676.3
Effect of dilutive securities:
Stock options	6.2	9.2	5.9	8.6
Convertible senior notes	—	—	—	—
Equity units	3.7	4.5	3.7	4.5

Diluted weighted average shares outstanding	689.9	691.0	689.5	689.4